ISSUER FREE WRITING PROSPECTUS

(RELATING TO THE PRELIMINARY PROSPECTUS

SUPPLEMENT DATED March 11, 2024 AND

THE PROSPECTUS DATED september 7, 2021)

REGISTRATION NO. 333-259379

March 14, 2024

Aflac incorporated

¥13,000,000,000 1.048% SENIOR NOTES DUE 2029

¥27,900,000,000 1.412% SENIOR NOTES DUE 2031

¥7,700,000,000 1.682% SENIOR NOTES DUE 2034

final term sheet

Dated March 14, 2024

Issuer:	Aflac Incorporated
Securities:	1.048% Senior Notes due 2029 (the “2029 Notes”) 1.412% Senior Notes due 2031 (the “2031 Notes”) 1.682% Senior Notes due 2034 (the “2034 Notes”)
Ratings (Moody’s / S&P / R&I)*:	A3 (stable) / A- (stable) / A+ (stable)
Security Type:	Senior Unsecured Fixed Rate Notes
Trade Date:	March 14, 2024
Settlement Date (T+4)**:	March 21, 2024
Denominations:	¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof
Joint Book-Running Managers:	Mizuho Securities USA LLC, Morgan Stanley & Co. International plc, SMBC Nikko Securities America, Inc.
Passive Book-Running Managers:	Wells Fargo Securities, LLC; Goldman Sachs & Co. LLC
Co-Managers:	Academy Securities, Inc.; BNY Mellon Capital Markets, LLC; Citigroup Global Markets Limited; CastleOak Securities, L.P.; Drexel Hamilton, LLC; J.P. Morgan Securities plc; PNC Capital Markets LLC; R. Seelaus & Co., LLC; Samuel A. Ramirez & Company, Inc.
Principal Amount:	¥13,000,000,000 (2029 Notes) ¥27,900,000,000 (2031 Notes) ¥7,700,000,000 (2034 Notes)
Underwriting Discount:	0.350% (2029 Notes) 0.400% (2031 Notes) 0.450% (2034 Notes)
Maturity Date:	March 21, 2029 (2029 Notes) March 20, 2031 (2031 Notes) (short last coupon) March 21, 2034 (2034 Notes)
Coupon:	1.048% (2029 Notes) 1.412% (2031 Notes) 1.682% (2034 Notes)

Reference Rate:

0.498% (equivalent to 5-year Swap Mid Rate on Bloomberg TFPR18, rounded up to three decimal places) (2029 Notes)

0.662% (equivalent to 7-year Swap Mid Rate on Bloomberg TFPR18, rounded up to three decimal places) (2031 Notes)

0.882% (equivalent to 10-year Swap Mid Rate on Bloomberg TFPR18, rounded up to three decimal places) (2034 Notes)

Spread to Reference Rate:	+ 55 bps (2029 Notes) + 75 bps (2031 Notes) + 80 bps (2034 Notes)
Yield to Maturity:	1.048% (2029 Notes) 1.412% (2031 Notes) 1.682% (2034 Notes)
Public Offering Price:	100.000% of principal amount (2029 Notes, 2031 Notes, 2034 Notes)
Proceeds, Before Expenses:	¥48,408,250,000
Interest Payment Dates:

Semi-annually in arrears on March 21 and September 21, commencing on September 21, 2024 for the 2029 Notes

Semi-annually in arrears on March 21 and September 21, commencing on September 21, 2024 for the 2031 Notes, except that the final interest payment date in 2031 shall be the maturity date

Semi-annually in arrears on March 21 and September 21, commencing on September 21, 2024 for the 2034 Notes

Par Call:	On or after December 21, 2028 (2029 Notes) On or after December 21, 2030 (2031 Notes) On or after September 21, 2033 (2034 Notes)
Day Count:	30/360
Business Day Centers:	New York, London, Tokyo
Governing Law:	New York
CUSIP/ISIN/Common Code:	001055 BX9 / XS2784541851 / 278454185 (2029 Notes) 001055 BY7 / XS2784545175 / 278454517 (2031 Notes) 001055 BZ4 / XS2784545415 / 278454541 (2034 Notes)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about March 21, 2024, which is the fourth Tokyo business day following the date of this final term sheet (such settlement being referred to as “T+4”). Under the E.U. Central Securities Depositories Regulation, trades in the secondary market are required to settle in two London business days, unless the parties to any such trade expressly agree otherwise. Also, under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two New York business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes earlier than the second London business day, or the second New York business day, before March 21, 2024 will be required, by virtue of the fact that the notes initially will settle T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement, and so should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus supplement and prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by EDGAR at the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, Morgan Stanley & Co. International plc toll-free at 1-866-718-1649 or SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856 or by email at prospectus@smbcnikko-si.com.

UK MiFIR Product Governance Rules professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail investors in EEA or the United Kingdom.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.